Exhibit 99.1

Tailwind Financial Inc.
Signs Letter of Intent to Acquire 20 Dry Bulk Vessels

TORONTO, ONTARIO and NEW YORK, NEW YORK - August 27, 2008 - Tailwind Financial Inc. (“Tailwind”) (AMEX: TNF; TNF.U; TNF.WS), a special purpose acquisition company, today announced that it has signed a letter of intent with GrandUnion Inc (“GrandUnion”), a shipping company headquartered in Piraeus, Greece, contemplating the acquisition by Tailwind of 20 vessels operating in the dry bulk industry, including nine newbuildings to be delivered in 2010 and 2011. Subject to the completion of the acquisition, the fleet will be composed of approximately 2.0 million DWT, making it one of the leading publicly traded dry bulk shipping operators. The acquisition of the eleven existing vessels is valued in excess of $600 million and will result in a fully integrated dry bulk shipping company generating EBITDA anticipated to be in excess of $113 million for 2009.

The surviving company will be led by a management team composed of Nicholas Fistes and Michael Zolotas, the principals of GrandUnion, and Allan Shaw. The management team will focus its full-time efforts on the integrated business of vessel ownership and technical and commercial management.

Mr. Fistes will serve as Chairman of the Board and Chief Executive Officer. Mr. Fistes is a long-time industry participant with over 25 years of shipping experience. He currently serves as Chairman of GrandUnion and President of Newfront Shipping S.A. and Newlead Shipping S.A. Mr. Fistes is also the Chairman of Intertanko and a member of the Executive Committees of Ceres Group and Intercargo and formerly of Euronav. Mr. Fistes also serves as a member of the ABS Council, Bureau Veritas Hellenic & Black Sea Regional Committee, DNV Committee, RINA Committee, CCS Mediterranean Committee and the Board of HELMEPA. Mr. Fistes has degrees from M.I.T. (MBA - Ocean Systems Management) and Newcastle University (Bsc. - Naval Architecture and Shipbuilding).

Mr. Zolotas will serve as Vice Chairman, President and Chief Operating Officer. Mr. Zolotas has over 15 years of experience in dry bulk shipping and is currently the CEO of GrandUnion and the President of Stamford Navigation Inc. and Vice President of Newfront Shipping S.A. and Newlead Shipping S.A. Mr. Zolotas serves as a member of Bureau Veritas Hellenic & Black Sea Regional Committee, CCS Mediterranean Committee and the RINA Committee. Mr. Zolotas was educated at Stevens Institute of Technology (Bs. - Mechanical Engineering) and the Institute of Charter Shipbrokers.

Mr. Shaw will be a Board Member and Chief Financial Officer. Mr. Shaw has over 15 years experience in the public markets and is currently the chairman of the Audit and Compensation Committees of Navios Maritime Holdings Inc. Mr. Shaw also serves as a member of the Finance Committee for the Board of Edith & Carl Marks JCH of Bensonhurst. He is currently the principal of Shaw Strategic Capital LLC and was most recently the CFO & Executive Management Board Member, Serono SA. Mr. Shaw was educated at the State University of New York, College at Oswego (BS.) and is a Certified Public Accountant.

The letter of intent provides for a period of exclusivity to negotiate and execute a definitive agreement. The consummation of the contemplated transaction will be subject to a number of conditions, including obtaining secured vessel financing for existing vessels and newbuildings, the preparation of proxy materials and the required vote of the stockholders of Tailwind. Further details relating to the contemplated transaction will be available at a later date following the execution of definitive agreements.

About Tailwind
Tailwind was incorporated in Delaware on June 30, 2006 as a special purpose acquisition company whose objective is to acquire, through a purchase, asset acquisition, or other business combination, one or more operating businesses. Tailwind completed its initial public offering on April 17, 2007.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting Tailwind, the ability of Tailwind to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in Tailwind's filings with the Securities and Exchange Commission.

Contact:

Tailwind Financial, Inc.
Andrew A. McKay
Chief Executive Officer
Tailwind Financial, Inc.
181 Bay Street, Suite 2040
Toronto, Ontario, M5J 2T3
(416) 601-2422
(416) 601-2423 (FAX)
Email: amckay@tailwindfc.com

GrandUnion Inc Thomas J. Rozycki, Jr. Senior Vice President CJP Communications for GrandUnion Inc 350 Fifth Avenue Suite 3901 New York, NY 10118 (212) 279-3115 x208 Email: trozycki@cjpcom.com